Filed Pursuant to Rule 424(b)(5)
Registration No. 333-205301

Prospectus Supplement
(To Prospectus dated August 14, 2015)

1,180,000 Common Shares

Seanergy Maritime Holdings Corp.

We are offering an aggregate of 1,180,000 of our common shares.  The common shares are being issued and sold pursuant to a Securities Purchase Agreement, dated August 5, 2016, between us and the institutional investors identified therein (who we refer to herein as the Investors).

Our common shares are listed on The Nasdaq Capital Market, or Nasdaq, under the symbol "SHIP".  The last reported sale price of our common shares on Nasdaq on August 5, 2016 was $5.15 per share.  As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the twelve calendar month period that ends on and includes the date of this prospectus supplement.  The aggregate market value of our common shares held by non-affiliates pursuant to General Instruction I.B.5 of Form F-3 is $14,762,839, which was calculated based on 2,381,103 of our common shares outstanding and held by non-affiliates as of August 5, 2016 and a price of $6.20 per share, the closing price of our common shares on August 2, 2016. As a result, we are currently eligible to offer and sell up to an aggregate of $4,920,946 of our common shares pursuant to General Instruction I.B.5 of Form F-3.

Investing in our common shares involves a high degree of risk.  See "Risk Factors" beginning on page S-5 of this prospectus supplement and page 3 of the accompanying prospectus and in our annual report on Form 20-F for the fiscal year ended December 31, 2015, which is incorporated by reference herein, to read about the risks you should consider before purchasing our common shares.

We have retained Maxim Group LLC (who we refer to herein as the Placement Agent) as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase our common shares in this offering, and we have agreed to pay the Placement Agent a cash fee of 8% of the aggregate gross proceeds in this offering.  The Placement Agent is not selling any of our common shares pursuant to this prospectus supplement or the accompanying prospectus.  We expect that delivery of our common shares being offered pursuant to this prospectus supplement will be made to the Investors on or about August 10, 2016.

	Per Share	Total
Public offering price	$4.15	$4,897,000
Placement Agent's fees	$0.33	$391,760
Proceeds, before expenses, to the Company (1)	$3.82	$4,505,240

(1)	We have agreed to pay the Placement Agent a cash fee equal to 8% of the gross proceeds. In addition, we have agreed to pay certain expenses and advances of the Placement Agent, as discussed under "Plan of Distribution."

Neither the Securities and Exchange Commission, or the Commission, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

MAXIM GROUP LLC

The date of this prospectus supplement is August 5, 2016

TABLE OF CONTENTS
 PROSPECTUS SUPPLEMENT

Page

ABOUT THIS PROSPECTUS SUPPLEMENT	S-i
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	S-ii
ENFORCEABILITY OF CIVIL LIABILITIES	S-iii
SUMMARY	S-1
THE OFFERING	S-4
RISK FACTORS	S-5
USE OF PROCEEDS	S-6
MARKET PRICE OF COMMON SHARES	S-7
CAPITALIZATION	S-8
PLAN OF DISTRIBUTION	S-9
EXPENSES	S-11
LEGAL MATTERS	S-11
EXPERTS	S-11
WHERE YOU CAN FIND ADDITIONAL INFORMATION	S-11

PROSPECTUS

SUMMARY	1
RISK FACTORS	3
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	5
RATIO OF EARNINGS TO FIXED CHARGES	7
USE OF PROCEEDS	8
CAPITALIZATION	9
PRICE RANGE OF SHARES OF COMMON STOCK	11
PLAN OF DISTRIBUTION	12
ENFORCEABILITY OF CIVIL LIABILITIES	14
DESCRIPTION OF CAPITAL STOCK	15
DESCRIPTION OF DEBT SECURITIES	18
DESCRIPTION OF WARRANTS	28
DESCRIPTION OF PURCHASE CONTRACTS	29
DESCRIPTION OF RIGHTS	30
DESCRIPTION OF UNITS	31
EXPENSES	32
LEGAL MATTERS	32
EXPERTS	32
WHERE YOU CAN FIND ADDITIONAL INFORMATION	32

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Commission utilizing a "shelf" registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the securities offered hereby and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying base prospectus, gives more general information and disclosure about the securities we may offer from time to time, some of which does not apply to this offering of common shares. When we refer to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated into each by reference include important information about us and the common shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, "Where You Can Find Additional Information" in this prospectus supplement and the accompanying prospectus before investing in our common shares.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus. We have not authorized anyone to provide you with information that is different from the foregoing. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell our common shares only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated, all references to "$" and "dollars" in this prospectus supplement are to United States dollars, and financial information presented in this prospectus is derived from financial statements that are incorporated by reference and were prepared in accordance with accounting principles generally accepted in the United States. We have a fiscal year end of December 31.

S-i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, statements regarding our or our management's expectations, hopes, beliefs, intentions or strategies regarding the future and other statements that are other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "possible," "potential," "predict," "project," "should," "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements in this prospectus supplement are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward-looking statements.

In addition to these important factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include among other things:

•	changes in shipping industry trends, including charter rates and factors affecting vessel supply and demand;

•	changes in the number of newbuildings under construction in the drybulk industry;

•	changes in charter hire rates and vessel values;

•	changes in acquisitions or dispositions, business strategy, areas of expansion or contraction, or capital spending or operating expenses;

•	changes in the useful lives and the value of our vessels and the related impact on our compliance with loan covenants;

•	changes in the availability of crew, number of off-hire days, classification survey requirements and insurance costs;

•	changes in global and regional economic and political conditions;

•	changes in our ability to leverage the relationships and reputation in the drybulk shipping industry of V.Ships Limited, or V.Ships, and Fidelity Marine Inc., or Fidelity;

•	changes in seaborne and other transportation patterns;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from future litigation and incidents involving our vessels;

•	acts of terrorism and other hostilities;

•	loss of our customers, charters or vessels;

S-ii

•	failure of our contract counterparties to comply with their agreements with us;

•	the aging of our fleet and increases in operating costs;

•	damage to our vessels;

•	our ability to continue as a going concern;

•	our future operating or financial results;

•	changes to our financial condition and liquidity, including our ability to pay amounts that we owe and obtain additional financing to fund capital expenditures, acquisitions and other general corporate activities; and

•	other factors listed from time to time in registration statements, reports or other materials that we have filed with or furnished to the Commission, including our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus supplement.

These factors could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results or developments. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Republic of the Marshall Islands and our principal executive offices are located outside the United States. The majority of the directors, officers and our independent registered public accounting firm reside outside the United States. In addition, substantially all of our assets and the assets of the directors, officers and our independent registered public accounting firm are located outside the United States. As a result, it may not be possible for you to serve legal process within the United States upon us or any of these persons. It may also not be possible for you to enforce, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that courts of such jurisdictions (i) would enforce judgments of U.S. courts obtained in actions against us, our directors or officers and such experts based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us, our directors or officers and such experts based on those laws.

S-iii

SUMMARY

This summary highlights certain information that appears elsewhere in this prospectus supplement or in documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary also includes descriptions of certain recent developments.  This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including our financial statements and the related notes and the information in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." As an investor or prospective investor, you should also review carefully the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in this prospectus supplement, the accompanying prospectus and in our annual report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference herein.

Unless the context otherwise requires, as used in this prospectus supplement, the terms "Company," "Seanergy," "we," "us," and "our" refer to Seanergy Maritime Holdings Corp. and all of its subsidiaries, and "Seanergy Maritime Holdings Corp." refers only to Seanergy Maritime Holdings Corp. and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of our vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Our reporting currency is the U.S. dollar and all references in this prospectus to "$" or "dollars" are to U.S. dollars.

Overview

We are an international shipping company specializing in the worldwide seaborne transportation of drybulk commodities.  In March 2014, we completed our financial restructuring by the sale of our then existing fleet and cancelling of all our financial obligations, while in 2015 we acquired our fleet of eight drybulk carriers, which we refer to as our "Fleet."

We believe we have established a reputation in the international ocean transport industry for operating and maintaining vessels with high standards of performance, reliability and safety. We have assembled a management team comprised of executives who have extensive experience operating large and diversified fleets, and who have strong ties to a number of international charterers.

Our Fleet

As of the date of this prospectus supplement, our Fleet consists of eight drybulk carriers, six Capesize and two Supramax.  As of the date of this prospectus supplement, the vessels in our Fleet have a combined cargo-carrying capacity of approximately 1,145,553 DWT and an average age of approximately 7.6 years.

The following table lists the vessels in our Fleet as of the date of this prospectus supplement:

Vessel Name	Year Built	Dwt	Flag	Type of Employment

Leadership	2001	171,199	BA	N/A*
Gloriuship	2004	171,314	MI	Spot
Geniuship	2010	170,057	MI	Spot
Premiership	2010	170,024	IoM	Spot
Squireship	2010	170,018	LIB	Spot
Championship	2011	179,238	LIB	Spot
Gladiatorship	2010	56,819	BA	Spot
Guardianship	2011	56,884	MI	Spot

* This vessel has been in lay up since March 20, 2016. Management's decision to lay up the vessel was based on the fact that current charter rates, which are at depressed levels, could not recoup the capital expenditure of this vessel's special survey that was due in April 2016.

Key to Flags:
BA – Bahamas, IoM – Isle of Man, LIB – Liberia, MI – Marshall Islands

Recent Developments

Unsecured Convertible Promissory Notes Amendments

On April 21, 2016, May 17, 2016 and June 16, 2016, we entered into the fifth, sixth and seventh amendments, respectively, to the unsecured convertible promissory note issued September 7, 2015 to Jelco Delta Holding Corp. (which we refer to herein as the Convertible Note).  These amendments increased to $21.2 million the maximum principal amount available to be drawn under the Convertible Note (which we refer to as the Applicable Limit), and also increased to $3.1 million the amount by which the Applicable Limit will be reduced on September 10, 2017, and on the anniversary of that date in each of the following two years.  As of the date of this prospectus supplement, we have drawn down the entire principal amount available under the Convertible Note.

HSH Nordbank AG Facility Supplemental Agreement

Under our senior secured loan facility with HSH Nordbank AG, dated September 1, 2015, or the HSH Facility, we agreed to make a prepayment of up to $8 million upon the earlier of: (i) the occurrence of a follow-on offering of at least $30 million of new common shares that will be listed for trading on Nasdaq or (ii) December 31, 2016, or the Prepayment Deadline.  In the event that such a follow-on offering did not occur by the Prepayment Deadline, we agreed that the prepayment would be limited to $3 million.  On May 16, 2016, we entered into a supplemental agreement to the HSH Facility that changed the Prepayment Deadline to June 30, 2018.  We also agreed under the supplemental agreement that if an event of default occurs prior to June 30, 2018, we shall make a $3 million prepayment.

UniCredit Bank AG Facility Supplemental Agreements

On June 3, 2016, we entered into a supplemental agreement related to our secured term loan facility with UniCredit Bank AG, dated September 11, 2015, or the UniCredit Facility. This supplemental agreement has, among other things, (i) delayed until June 30, 2017 the application of the requirement that the security cover ratio shall not be less than 100%, (ii) delayed until July 1, 2017 the application of the minimum liquidity covenant applicable to the borrowers, and, (iii) until June 30, 2017, split the interest payable under the facility into a cash portion, equal to five-eighths of accrued interest, and a non-cash portion, equal to three-eighths of accrued interest. The non-cash portion of accrued interest will be capitalized until June 30, 2017, when we are required to repay it in full.

On July 29, 2016, we entered into another supplemental agreement to the UniCredit Facility. Among other things, pursuant to this supplemental agreement the requirement for Seanergy Maritime Holdings Corp., as guarantor, to maintain liquidity in a specified amount is delayed until July 1, 2017.

Alpha Bank A.E. Facilities Supplemental Agreements

On July 28, 2016, we entered into a supplemental agreement related to our secured loan facility with Alpha Bank A.E., dated March 6, 2015, or the March 2015 Alpha Bank Facility. Among other things, this supplemental agreement: (i) reduced the next four repayment installments to $100,000 each, amounting to an aggregate reduction of $600,000, and increased the balloon payment by $600,000, (ii) delayed until July 1, 2017 the application of the liquidity covenants applicable to the borrower and us as guarantor, and (iii) delayed until July 1, 2017 the application of the security shortfall covenant.

On July 28, 2016, we entered into a supplemental agreement related to our secured loan facility with Alpha Bank A.E., dated November 4, 2015.  Among other things, this supplemental agreement delayed until July 1, 2017 the application of the liquidity covenants applicable to the borrower and us as guarantor.

Corporate Information

We were incorporated under the laws of the Republic of the Marshall Islands on January 4, 2008, originally under the name Seanergy Merger Corp., as a wholly-owned subsidiary of Seanergy Maritime Corp. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008.  Our principal executive office is located at 16 Grigoriou Lambraki Street, 2nd Floor, 166 74 Glyfada, Athens, Greece.  Our telephone number at that address is +30 2108913507. Our corporate website address is www.seanergymaritime.com. The information contained on our website does not constitute part of this prospectus supplement.

THE OFFERING

Issuer	Seanergy Maritime Holdings Corp.

Common shares outstanding as of the date of this prospectus supplement	19,514,410 common shares

Common shares being offered	1,180,000 common shares

Common shares to be outstanding immediately after this offering	20,694,410 common shares

Use of proceeds
We intend to use the net proceeds of this offering for general corporate purposes. We do not intend to use any proceeds of this offering to retire existing indebtedness, other than trade debt in the ordinary course of business.  We expect that the net proceeds of this offering will be approximately $ 4.2 million, after deducting the Placement Agent's fees and estimated offering expenses.

Risk Factors
Investing in our common shares involves a high degree of risk. See "Risk Factors" beginning on page S-5 of this prospectus supplement and page 3 of the accompanying prospectus and in our annual report on Form 20-F for the fiscal year ended December 31, 2015, which is incorporated by reference herein, to read about the risks you should consider before purchasing our common shares.

Listing	Our common shares are listed on Nasdaq under the symbol "SHIP".

RISK FACTORS

An investment in our common shares involves a high degree of risk. Before deciding to invest in our common shares, you should carefully consider the risks described in the accompanying prospectus and under the heading "Risk Factors" beginning on page 4 of our annual report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference into this prospectus supplement. In addition, you should carefully consider the other information in the annual report and other documents that are incorporated by reference into this prospectus supplement. See "Where You Can Find Additional Information." The risks and uncertainties referred to above are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations could be materially adversely affected. In that case, you may lose all or part of your investment in the common shares.

USE OF PROCEEDS

We intend to use the net proceeds of this offering for general corporate purposes. We do not intend to use any proceeds of this offering to retire existing indebtedness, other than trade debt in the ordinary course of business.  We expect that the net proceeds of this offering will be approximately $4.2 million, after deducting the Placement Agent's fees and estimated offering expenses.

MARKET PRICE OF COMMON SHARES

Our common shares are traded on Nasdaq under the symbol "SHIP".  The following table sets forth the high and low closing prices for each of the periods indicated for our  common shares as adjusted for the 15-for-1 reverse stock split effective June 24, 2011 and the 5-for-1 reverse split effective January 8, 2016:

	High	Low
For the Year ended December 31:
2015	$6.75	$2.75
2014	9.95	4.13
2013	12.30	4.00
2012	21.15	5.20
2011	74.18	10.31

For the Quarter Ended:
June 30, 2016	$3.01	$2.10
March 31, 2016	5.54	1.58
December 31, 2015	4.35	3.00
September 30, 2015	6.75	3.02
June 30, 2015	4.10	2.75
March 31, 2015	4.50	3.25
December 31, 2014	8.80	4.13
September 30, 2014	9.15	6.75
June 30, 2014	8.90	6.40
March 31, 2014	9.95	6.55

For the Month:
August 2016 (up to August 4, 2016)	$6.20	$2.90
July 2016	3.55	2.06
June 2016	2.33	2.10
May 2016	2.78	2.19
April 2016	3.01	2.18
March 2016	3.87	2.52
February 2016	4.72	2.41

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2016:

•	on an actual basis;

•	on an as adjusted basis to give effect to (a) additional draw-downs of $1.4 million, $1 million and $2.5 million on April 22, 2016, May 19, 2016, and June 20, 2016, respectively, under the Convertible Note and (b) an installment repayment of $0.25 million on June 17, 2016 under the March 2015 Alpha Bank Facility; and

•	on a further adjusted basis, to give effect to this offering.

There have been no significant adjustments to our capitalization since March 31, 2016, as so adjusted. The historical data in the table is derived from, and should be read in conjunction with, our historical financial statements, which are incorporated by reference in this prospectus supplement. You should read this table in conjunction with the section entitled "Operating and Financial Review and Prospects" and our consolidated financial statements and the related notes thereon in our Annual Report on Form 20-F for the year ended December 31, 2015 and our Report on Form 6-K for the three months ended March 31, 2016, each of which is incorporated by reference herein.

(All figures in thousands of dollars, except for share amounts)	Historical	As Adjusted (unaudited)	As Further Adjusted (unaudited)

Debt:
Long-term debt, net of deferred finance costs	177,368	177,118	177,118
Shareholder's convertible notes	218	218	218
Total Debt	177,586	177,336	177,336

Shareholders' equity:
Preferred stock, $0.0001 par value; 25,000,000 shares authorized; none issued	-	-	-
Common stock, $0.0001 par value; 500,000,000 authorized shares as at December 31, 2015; 19,514,410 shares issued and outstanding as at March 31, 2016, as adjusted, 20,694,410 shares issued and outstanding, as further adjusted.	2	2	2
Additional paid-in capital (excluding shareholder's convertible notes)	321,596	321,596	325,751
Shareholder's convertible notes	20,065	24,965	24,965
Accumulated deficit	(320,566)	(320,566)	(320,566)
Total equity	21,097	25,997	30,152
Total capitalization	198,683	203,333	207,488

PLAN OF DISTRIBUTION

Pursuant to an engagement letter agreement between us and the Placement Agent, we have engaged the Placement Agent to act as the exclusive placement agent in connection with this offering. The Placement Agent is not purchasing or selling any of the shares of common stock we are offering by this prospectus supplement, and are not required to arrange the purchase or sale of any specific number of shares or dollar amount, but the placement agent has agreed to use "reasonable best efforts" to arrange for the sale of the shares offered hereby.

Our agreement with the Placement Agent provides that the obligations of the Placement Agent are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of customary opinions and closing certificates.

The Placement Agent shall arrange for the sale of the shares we are offering pursuant to this prospectus supplement to one or more Investors through a Securities Purchase Agreement, dated August 5, 2016, directly between the Investors and us. All of the shares offered hereby will be sold at the same price and, we expect, at a single closing. We established the price following negotiations with prospective Investors and with reference to the prevailing market price of our common stock, recent trends in such price and other factors.  It is possible that not all of the shares we are offering pursuant to this prospectus supplement will be sold at the closing, in which case our net proceeds would be reduced. We expect that the sale of the shares will be completed on or around the date indicated on the cover page of this prospectus supplement.

Under the Securities Purchase Agreement, we have agreed not to contract to issue or announce the issuance or proposed issuance of any common stock or common stock equivalents for 45 days following the closing of this offering.  In addition, we have also agreed that for a period of 45 days following the closing of this offering, we will not effect or contract to effect a "Variable Rate Transaction" as defined in the Securities Purchase Agreement.

Commissions and Expenses

We will pay the Placement Agent a placement agent fee equal to 8% of the gross proceeds of this offering.  The following table shows the per share and total placement agent fee we will pay to the Placement Agent in connection with the sale of the shares of common stock offered hereby, assuming the purchase of all of the shares we are offering.

Per Share	$0.33
Total	$391,760

In addition, we have agreed to reimburse the placement agent at the closing for its out-of-pocket expenses, including fees of counsel to the placement agent, up to a maximum of $65,000, subject to compliance with FINRA Rule 5110(f)(2)(D).  We estimate the total expenses of this offering, which will be payable by us, excluding the placement agent fee and placement agent counsel fee, will be approximately $285,000.  After deducting the placement agent fee due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $4.2 million.

We have granted the Placement Agent certain rights of first refusal to act as our underwriter or placement agent in future offerings for a period of 12 months from the closing of this offering.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933.  We have also agreed to contribute to payments the placement agent may be required to make in respect to such liabilities.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol "SHIP".

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the Placement Agent, or by its respective affiliates. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the Placement Agent's websites and any information contained in any other websites maintained by the Placement Agent is not part of this prospectus supplement or the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent, and should not be relied upon by investors.

Regulation M Restrictions

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of securities by the Placement Agent acting as a principal. Under these rules and regulations, the Placement Agent:

•	must not engage in any stabilization activity in connection with our securities; and

•	must not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed their participation in the distribution.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities offered by this prospectus supplement, all of which will be paid by us.

Registration fees	$494	*
Legal fees and expenses	265,000
Accounting fees and expenses	73,000
Transfer Agent and Registrar Fees	4,500
Miscellaneous	7,006

Total:	$350,000

*The Registration Fee of $23,240, covering all of the securities being offered under the registration statement on Form F-3 (File No. 333-205301) filed with the Commission with an effective date of August 14, 2015, of which this prospectus supplement forms a part, was previously paid. We allocate the cost of this fee on an approximately pro-rata basis with each offering.

LEGAL MATTERS

Certain legal matters in connection with the sale of the common shares offered hereby will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States and Marshall Islands law.  Ellenoff Grossman & Schole LLP, New York, New York will advise on certain legal matters in connection with the offering on behalf of the Placement Agent.

EXPERTS

The consolidated financial statements of Seanergy Maritime Holdings Corp., appearing in Seanergy Maritime Holdings Corp.'s Annual Report (Form 20-F) for the year ended December 31, 2015 (including the schedule appearing therein), have been audited by Ernst & Young (Hellas) Certified Auditors-Accountants S.A., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Seanergy Maritime Holdings Corp.'s ability to continue as a going concern as described in Note 1d to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors-Accountants S.A. is 8B Chimarras str., Maroussi, 151 25 Athens, Greece and it is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified Auditors-Accountants, or SOEL, Greece with registration number 107.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, as amended, we filed a registration statement relating to the securities offered by this prospectus supplement and its accompanying prospectus with the Commission. This prospectus supplement and its accompanying prospectus are a part of that registration statement, which includes additional information.

Government Filings

We file annual and other reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Further information about our company is available on our website at http://www.seanergymaritime.com. The information on our website, however, is not, and should not be, deemed to be a part of this prospectus supplement.

Information Incorporated by Reference

The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement and accompanying prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus supplement and the accompanying prospectus and will automatically update and supersede previously filed information, including information contained in this prospectus supplement and the accompanying prospectus.

We incorporate by reference the documents listed below:

•	Our annual report on Form 20-F for the year ended December 31, 2015, filed with the Commission on April 20, 2016;

•	Our report on Form 6-K furnished to the Commission on June 16, 2016, excluding the statements attributed to Stamatis Tsantanis; and

•	Exhibits A, B and C to the Amendment to Schedule 13D filed by Jelco Delta Holding Corp. with the Commission on June 27, 2016.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement that state they are incorporated by reference into this prospectus supplement until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell our common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our common shares.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporate by reference into this prospectus supplement by contacting us at the following address:

Seanergy Maritime Holdings Corp. 16 Grigoriou Lambraki Street, 2nd Floor 166 74 Glyfada Athens, Greece Tel: +30 2108913507 Fax: +30 2109638404 Attn: General Counsel

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a "foreign private issuer," we are exempt from the rules under the Securities and Exchange Act of 1934, as amended, or the Exchange Act, prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of Nasdaq, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PROSPECTUS
$200,000,000

SEANERGY MARITIME HOLDINGS CORP.
Through this prospectus we may periodically offer:

(1)	shares of our common stock;

(2)	shares of our preferred stock;

(3)	our debt securities;

(4)	our warrants;

(5)	our purchase contracts;

(5)	our rights; and

(6)	our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.
The aggregate offering price of all securities issued under this prospectus may not exceed $200,000,000. The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.
The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.
Our common shares are traded on the Nasdaq Capital Market under the symbol "SHIP."
The aggregate market value of our outstanding common stock held by non-affiliates is $1,164,999, based on 46,556,771 shares of common stock outstanding, of which 1,765,150 are held by non-affiliates, and a closing price on the Nasdaq Capital Market of $0.89 on July 30, 2015. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the twelve calendar month period that ends on and includes the date hereof.
An investment in these securities involves risks. See the section entitled "Risk Factors" beginning on page 3 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 14, 2015

Table of Contents

SUMMARY	1
RISK FACTORS	3
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	5
RATIO OF EARNINGS TO FIXED CHARGES	7
USE OF PROCEEDS	8
CAPITALIZATION	9
DILUTION	10
PRICE RANGE OF SHARES OF COMMON STOCK	11
PLAN OF DISTRIBUTION	12
ENFORCEABILITY OF CIVIL LIABILITIES	14
DESCRIPTION OF CAPITAL STOCK	15
DESCRIPTION OF DEBT SECURITIES	18
DESCRIPTION OF WARRANTS	28
DESCRIPTION OF PURCHASE CONTRACTS	29
DESCRIPTION OF RIGHTS	30
DESCRIPTION OF UNITS	31
EXPENSES	32
LEGAL MATTERS	32
EXPERTS	32
WHERE YOU CAN FIND ADDITIONAL INFORMATION	32

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a shelf registration process. Under the shelf registration process, we may sell shares of common stock, shares of preferred stock, debt securities, warrants, purchase contracts, rights and units described in this prospectus from time to time in one or more offerings, up to a total of $200,000,000. This prospectus only provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a supplement to this prospectus that will describe the specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any supplement, together with the additional information described below.
This prospectus and any prospectus supplement are part of a registration statement we filed with the SEC and do not contain all the information in the registration statement. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the SEC as described below under the section entitled "Where You Can Find Additional Information."
You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

SUMMARY
This section summarizes some of the information that is contained in or incorporated by reference in this prospectus. As an investor or prospective investor, you should review carefully all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the "Risk Factors" and our financial statements and related notes contained or incorporated by reference herein and therein, before making an investment decision.
Unless the context otherwise requires, as used in this prospectus, the terms "Company," "we," "us," and "our" refer to Seanergy Maritime Holdings Corp. and all of its subsidiaries, and "Seanergy Maritime Holdings Corp." refers only to Seanergy Maritime Holdings Corp. and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Our reporting currency is the U.S. dollar and all references in this prospectus to "$" or "dollars" are to U.S. dollars.
Our Company
We are an international shipping company specializing in the worldwide seaborne transportation of dry bulk commodities. In March 2014, we completed a financial restructuring and in March 2015 we acquired our Capesize vessel, the M/V Leadership.
We intend to expand our fleet further and are actively reviewing the market in order to identify suitable vessel acquisitions. We expect to finance these acquisitions with equity provided through capital markets transactions and our shareholders and/or new loan arrangements.
We believe we have established a reputation in the international ocean transport industry for operating and maintaining vessels with high standards of performance, reliability and safety. We have assembled a management team comprised of executives who have extensive experience operating large and diversified fleet, and who have strong ties to a number of international lending institutions and charterers.

Corporate Structure

We were incorporated under the laws of the Republic of the Marshall Islands on January 4, 2008, originally under the name Seanergy Merger Corp., as a wholly-owned subsidiary of Seanergy Maritime Corp. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008.
We currently own one Capesize vessel. We intend to continue to review the market in order to identify potential acquisition targets which will be accretive to our earnings per share. Our acquisition strategy focuses on newbuilding or secondhand dry bulk carriers, although we may acquire vessels in other sectors which we believe offer attractive investment opportunities.
The current address of our principal executive office is 16 Grigoriou Lambraki Street, 2nd Floor, 166 74 Glyfada, Athens, Greece. The telephone number of our registered office is +011-30 2130181507. Our corporate website address is www.seanergymaritime.com. The information contained on our website does not constitute part of this prospectus.
Management of Our Fleet

V.Ships Limited, or V.Ships, performs the technical management of our fleet.

Fidelity Marine Inc., or Fidelity, performs the commercial management of our fleet.

Our vessel's insurances, bunkering and operation are provided through Seanergy Shipmanagement Corp., or Seanergy Shipmanagement, one of our wholly-owned subsidiaries.

Management Agreements

Through Leader Shipping Co., or Leader, our wholly-owned subsidiary and the owner of the M/V Leadership, we have entered into a technical management agreement with V.Ships with respect to the M/V Leadership. Pursuant to this management agreement, V.Ships performs certain duties that include general administrative and support services necessary for the operation of such vessel, including, without limitation, crewing and other technical management, freight management, accounting related to vessels, provisions and operation and, subject to our instructions, sale and purchase of vessels. Pursuant to the management agreement, we pay a monthly management fee of $10,800.

Seanergy Shipmanagement, our wholly-owned subsidiary, has entered into an agreement with Leader, for the provision of the vessel's insurances, bunkering and operation. Leader shall reimburse Seanergy Shipmanagement for all reasonable running and/or out of pocket expenses in relation to this agreement. The agreement between Leader and Seanergy Shipmanagement is for an indefinite period until terminated by either party giving to the other notice in writing.

Through Seanergy Management Corp., or Seanergy Management, our wholly-owned subsidiary, we have entered into a commercial management agreement with Fidelity with respect to our new vessel, the M/V Leadership. Pursuant to this commercial management agreement, Fidelity performs the commercial management of the vessel and her employment. The Company shall reimburse Fidelity for all reasonable running and/or out of pocket expenses, including but not limited to, telephone, fax, stationary and printing expenses, as well as any pre-approved travelling expenses in relation to this agreement.

RISK FACTORS
An investment in our securities involves a high degree of risk and uncertainty. You should carefully consider the risks discussed under the caption "Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2014, and incorporated by reference herein, as well as the other information included in this prospectus and the other documents we have incorporated by reference in this prospectus, including the section entitled "Risk Factors" in future Annual Reports before deciding to invest in our securities. If any of the risks occur, our business, financial conditions or results of operations may be materially and adversely affected. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of the risks below.

 If the Share Price of Our Common Shares Fluctuates After this Offering, You could Lose a Significant Part of Your Investment.

The market price of our common shares may be influenced by many factors, many of which are beyond our control, including the other risks described under the heading "Risk Factors—Risk Factors Related to Our Common Shares" in our Annual Report on Form 20-F for the year ended December 31, 2014 and the following:

•	the failure of securities analysts to publish research about us after this offering, or analysts making changes in their financial estimates;

•	announcements by us or our competitors of significant contracts, acquisitions or capital commitments;

•	variations in quarterly operating results;

•	general economic conditions;

•	terrorist or piracy acts;

•	future sales of our common shares or other securities; and

•	investors' perception of us and the international containership sector.

On January 28, 2015, we received notice from the Nasdaq Stock Market, or the Nasdaq, indicating that we were no longer in compliance with Nasdaq Listing Rule 5550(a)(2) because the closing share bid price was below the minimum $1.00 per share requirement for 30 consecutive business days.  We had 180 days, or until July 27, 2015, to regain compliance.  On July 28, 2015, the Company received a notice from Nasdaq, granting the Company an extension of time until January 25, 2016, to regain compliance with Nasdaq Listing Rule 5550(a)(2). Under the terms of the extension, if compliance cannot be demonstrated by January 25, 2016, the staff of the SEC, or the Staff, will provide written notification that the Company's securities will be delisted. At that time, the Company may appeal the Staff's determination to a Hearings Panel.

We intend to cure the deficiency within the prescribed grace period. During this time, our common stock will continue to be listed and trade on the Nasdaq Capital Market. However, if we do not regain compliance with the Nasdaq's continued listing standards and delist from the Nasdaq and our common shares are not subsequently listed and registered on another national securities exchange, we will be unable to meet certain transaction requirements that would effectively prevent us from offering and selling additional common shares under this registration statement.

As a result of these factors, investors in our common shares may not be able to resell their common shares at or above the initial offering price. These broad market and industry factors may materially reduce the market price of our common shares, regardless of our operating performance.

We May Issue Additional Common Shares or Other Equity Securities Without Your Approval, Which Would Dilute Your Ownership Interests and May Depress the Market Price of Our Common Shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:

•	our existing shareholders' proportionate ownership interest in us will decrease;

•	the amount of cash available for dividends payable on our common shares may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of our common shares may decline.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements include, but are not limited to, statements regarding our or our management's expectations, hopes, beliefs, intentions or strategies regarding the future and other statements other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "possible," "potential," "predict," "project," "should," "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
•	our ability to continue as a going concern;
•	our future operating or financial results;
•	our financial condition and liquidity, including our ability to pay amounts that we owe, obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;
•	our ability to come to a satisfactory resolution with our lenders in our ongoing debt restructuring process;
•	our ability to pay dividends in the future;
•	shipping industry trends, including charter rates and factors affecting vessel supply and demand;
•	future, pending or recent acquisitions and disposition, business strategy, areas of possible expansion or contraction, and expected capital spending or operating expenses;
•	the useful lives and changes in the value of our vessels and their impact on our compliance with loan covenants;
•	availability of crew, number of off-hire days, classification survey requirements and insurance costs;
•	global and regional economic and political conditions;
•	our ability to leverage the relationships and reputation in the dry bulk shipping industry of V.Ships and Fidelity;
•	changes in seaborne and other transportation patterns;
•	changes in governmental rules and regulations or actions taken by regulatory authorities;
•	potential liability from future litigation and incidents involving our vessels;
•	acts of terrorism and other hostilities;
•	the number of newbuildings under construction in the dry bulk industry;
•	future charter hire rates and vessel values;
•	loss of our customers, charters or vessels;

•	the aging of our fleet and increases in operating costs; and
•	damage to our vessels.
See the section entitled "Risk Factors," on page 3 of this prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2014, and incorporated by reference herein, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our unaudited ratio of earnings to fixed charges for each of the years ended December 31, 2014, 2013, 2012, 2011 and 2010.(1)

	Year Ended December 31,
	2014		2013		2012	2011	2010
Earnings / (Loss):
Net income / (loss) before taxes	$80,348		$10,906		$(193,770)	$(197,716)	$1,701
Add: Fixed charges	1,569		8,475		12,491	13,301	12,525
Less: Interest capitalized	-		-		-	-	-
Total Earnings / (Loss)	$81,917		$19,381		$(181,279)	$(184,415)	$14,226

Fixed Charges:
Interest expensed and capitalized	$1,207		$7,219		$11,854	$12,256	$11,337
Amortization and write-off of capitalized expenses related to indebtedness	246		1,090		466	657	738
Interest component of rental expense(3)	116		166		171	388	450
Total Fixed Charges	$1,569		$8,475		$12,491	$13,301	$12,525

Ratio of Earnings to Fixed Charges(2)	52.21	x	2.29	x	-	-	1.14	x
Dollar amount of the coverage deficiency	N/A		N/A		193,770	197,716	N/A

(1)	We have not issued any preferred stock as of the date of this prospectus.

(2)	For purposes of computing the consolidated ratio of earnings to fixed charges, "earnings" consist of pre-tax income from continuing operations prepared under U.S. GAAP plus fixed charges and "fixed charges" represent interest incurred and amortization of deferred financing costs. The consolidated ratio of earnings to fixed charges is a ratio that we are required to present in this prospectus supplement and has been calculated in accordance with SEC rules and regulations. This ratio has no application to our credit facilities, and we believe is not a ratio generally used by investors to evaluate our overall operating performance.

(3)	The interest component of rental expense is estimated to equal 1/3 of such expense, which is considered reasonable approximation of the interest factor.

USE OF PROCEEDS
We intend to use net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

CAPITALIZATION
Each prospectus supplement will include information on our consolidated capitalization.

DILUTION
Information about the amount by which the offering price of our common shares issued pursuant to this prospectus exceeds the net tangible book value per share of our common shares following such issuance will be included in a prospectus supplement.

PRICE RANGE OF SHARES OF COMMON STOCK
Our common shares trade on the Nasdaq Capital Market under the symbol "SHIP." The following table sets forth the high and low closing prices for each of the periods indicated for our shares of common stock on the American Stock Exchange, the NASDAQ Global Market, or the NASDAQ Capital Market as adjusted for the 15-for-1 reverse stock split effective June 24, 2011. Seanergy Maritime's shares of common stock were originally listed on the American Stock Exchange. On October 15, 2008, Seanergy Maritime's shares of common stock commenced trading on the NASDAQ Global Market. Following the dissolution of Seanergy Maritime, our shares of common stock started trading on the NASDAQ Global Market on January 28, 2009. On December 21, 2012, Seanergy Maritime's shares of common stock commenced trading on the NASDAQ Capital Market.

For the Year Ended December 31,	High	Low
2010	$44.85	$13.50
2011	$14.84	$2.06
2012	$4.23	$1.09
2013	$2.46	$0.80
2014	$1.99	$0.83

For the Quarter Ended
March 31, 2015	$0.90	$0.65
June 30, 2015	$0.82	$0.55
March 31, 2014	$1.99	$1.31
June 30, 2014	$1.78	$1.28
September 30, 2014	$1.83	$1.35
December 31, 2014	$1.76	$0.83
March 31, 2013	$2.46	$1.13
June 30, 2013	$2.04	$1.32
September 30, 2013	$2.25	$1.30
December 31, 2013	$2.10	$0.80

For the Month Ended	High	Low
January 2015	$0.90	$0.65
February 2015	$0.83	$0.73
March 2015	$0.90	$0.71
April 2015	$0.82	$0.70
May 2015	$0.75	$0.67
June 2015	$0.67	$0.55
July 1, 2015 through July 30, 2015	$1.35	$0.60

PLAN OF DISTRIBUTION
We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.
In addition, we may sell some or all of our securities included in this prospectus, through:
•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.
In addition, we may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:
•	enter into transactions involving short sales of our shares of common stock by broker-dealers;
•	sell shares of common stock short themselves and deliver the shares to close out short positions;
•	enter into option or other types of transactions that require us to deliver shares of common stock to a broker-dealer, who will then resell or transfer the shares of common stock under this prospectus; or
•	loan or pledge the shares of common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.
We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities, may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us, and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Furthermore, we, our executive officers, our directors and major shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.
Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Capital Market, the existing trading market for our shares of common stock, or sales made to or through a market maker other than on an exchange.
We will bear costs relating to all of the securities offered and sold by us under this registration statement.

ENFORCEABILITY OF CIVIL LIABILITIES
We are a Marshall Islands company, and our principal executive office is located outside of the United States in Greece. Some of our directors, officers and the experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws.
Furthermore, there is substantial doubt that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries, directors or officers and such experts are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries, directors or officers and such experts based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries, directors or officers and such experts based on those laws.

DESCRIPTION OF CAPITAL STOCK
For purposes of the description of the Company's capital stock below, references to "us," "we" and "our" refer only to Seanergy Maritime Holdings Corp. and not any of our subsidiaries.
Purpose
Our purpose, as stated in our Amended and Restated Articles of Incorporation, as further amended, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA. Our Amended and Restated Articles of Incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.
Authorized Capitalization
The Company's authorized capital stock consists of 525,000,000 common shares, par value $0.0001 per share, of which 46,556,771 shares were issued and outstanding as of the date of this prospectus and 25,000,000 preferred shares with par value of $0.0001, of which no shares are issued and outstanding. The Board of Directors has the authority to establish such series of preferred stock and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolution or resolutions providing for the issue of such preferred stock.
Share History
We were incorporated under the laws of the Republic of the Marshall Islands on January 4, 2008, originally under the name Seanergy Merger Corp., as a wholly-owned subsidiary of Seanergy Maritime Corp., Seanergy Maritime. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008. Seanergy Maritime's shares of common stock were originally listed on the American Stock Exchange. On October 15, 2008, Seanergy Maritime's shares of common stock commenced trading on the NASDAQ Global Market. Following the dissolution of Seanergy Maritime, our shares of common stock started trading on the NASDAQ Global Market on January 28, 2009. On December 21, 2012, Seanergy Maritime's shares of common stock commenced trading on the NASDAQ Capital Market.
On January 31, 2012, we completed an equity injection plan with four entities affiliated with the Restis family. In exchange for $10 million, we issued an aggregate of 4,641,620 of our common shares to the four entities at a price of $2.15442. The price was determined as the average closing price of the five trading days preceding the execution of the purchase plan.

On June 24, 2014 we entered into a share purchase agreement with Plaza and Comet, which are all companies affiliated with the Restis' majority shareholders, under which we sold 1,890,000 of our common shares for $1.134 million and on the same date we entered into a registration rights agreement in connection with a share purchase agreement discussed above, under which we sold 1,890,000 of our common shares to each of Plaza and Comet.

On September 29, 2014 we entered into a share purchase agreement with Plaza and Comet, which are all companies affiliated with the Restis' majority shareholders, under which we sold 1,600,000 of our common shares for $0.96 million and on the same date we entered into a registration rights agreement in connection with a share purchase agreement discussed above, under which we sold 1,600,000 of our common shares to each of Plaza and Comet.

On December 19, 2014 we entered into a share purchase agreement with Jelco, an entity affiliated with the Company's major shareholder, under which we sold 4,440,000 of our common shares for $1.11 million and on the same date we entered into a registration rights agreement in connection with a share purchase agreement discussed above, under which we sold 4,440,000 of our common shares to each of Plaza and Comet.

On March 12, 2015 we entered into a share purchase agreements with Jelco, an entity affiliated with the Company's major shareholder, and our CEO, under which we sold 25,000,500 of our common shares to Jelco, for $4.5 million and 1,667,000 of our common shares our CEO, for $0.3 million and on the same date we entered into registration rights agreements with Jelco and our CEO with respect to these common shares.
Following the issuance of the shares and as of the date of this prospectus we have 46,556,771 outstanding common shares.
Our common shares are currently listed on the Nasdaq Capital Market under the symbol "SHIP."
General
Our Amended and Restated Articles of Incorporation and Second Amended and Restated By-laws.
Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or BCA. Our Amended and Restated Articles of Incorporation, and further amendments thereto, and the Second Amended and Restated By-laws do not impose any limitations on the ownership rights of our shareholders.
Under our Second Amended and Restated By-laws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time exclusively by the Board of Directors. Notice of every annual and special meeting of shareholders shall be given at least 15 but not more than 60 days before such meeting to each shareholder of record entitled to vote thereat.
Directors.
Our directors are elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Our Amended and Restated Articles of Incorporation and Second Amended and Restated By-laws prohibit cumulative voting in the election of directors.
The Board of Directors must consist of at least one member and not more than thirteen. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The Board of Directors has the authority to fix the amounts which shall be payable to the members of our Board of Directors, and to members of any committee, for attendance at any meeting or for services rendered to us.
Classified Board
Our Amended and Restated Articles of Incorporation provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

Election and Removal
Our Amended and Restated Articles of Incorporation and Amended and Restated by-laws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Our Second Amended and Restated By-laws provide that our directors may be removed only for cause and only upon the affirmative vote of the majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Dissenters' Rights of Appraisal and Payment.  Under the Business Corporation Act of the Republic of the Marshall Islands, or BCA, our shareholders have the right to dissent from various corporate actions, including any merger or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of the articles, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the circuit court in the judicial circuit in the Marshall Islands in which our Marshall Islands office is situated. The value of the shares of the dissenting we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.
Shareholders' Derivative Actions.  Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.
Anti-takeover Provisions of our Charter Documents.  Several provisions of our Amended and Restated Articles of Incorporation and Amended and Restated by-laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.
Limited Actions by Shareholders
Our Amended and Restated Articles of Incorporation and our Amended and Restated By-laws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders.
Our Amended and Restated Articles of Incorporation and our Amended and Restated By-laws provide that only our Board of Directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our Board of Directors and shareholder consideration of a proposal may be delayed until the next annual meeting.
Blank Check Preferred Stock
Under the terms of our Amended and Restated Articles of Incorporation, our Board of Directors has authority, without any further vote or action by our shareholders, to issue up to 25,000,000 shares of blank check preferred stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.
Transfer Agent
The registrar and transfer agent for our common shares is Continental Stock Transfer & Trust Company.
Listing
Our common shares traded on the Nasdaq Capital Market under the symbol "SHIP."

DESCRIPTION OF DEBT SECURITIES
We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates.  We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture.  These indentures will be filed either as exhibits to an amendment to this Registration Statement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to this registration statement or a prospectus supplement.  We will refer to any or all of these reports as "subsequent filings."  The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "indenture" and collectively as the "indentures."  Each indenture will be subject to and governed by the Trust Indenture Act.  The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.
Our statements below relating to the debt securities and the indenture are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture. For a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.
General
Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time.  The debt securities may be issued in one or more series.  The senior debt securities will be unsecured and will rank in parity with all of our other unsecured and unsubordinated indebtedness.  Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.
You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:
•	the designation, aggregate principal amount and authorized denominations;
•	the issue price, expressed as a percentage of the aggregate principal amount;
•	the maturity date;
•	the interest rate per annum, if any;
•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;
•	any optional or mandatory sinking fund provisions or exchangeability provisions;
•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;
•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;
•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;
•	any events of default not set forth in this prospectus;
•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;
•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;
•	whether interest will be payable in cash or additional securities at our or the holder's option and the terms and conditions upon which the election may be made;
•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;
•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;
•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;
•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;
•	any terms with respect to subordination;
•	any listing on any securities exchange or quotation system;
•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and
•	the applicability of any guarantees.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the SEC relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.
Unless otherwise indicated in subsequent filings with the SEC, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the SEC relating to those securities.
We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.
Senior Debt
We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsecured debt except subordinated debt.
Subordinated Debt
We may issue subordinated debt securities under a subordinated debt indenture.  Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).
In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.
If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.
If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.
Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.
Senior debt means:
the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;
•	all capitalized lease obligations;
•	all hedging obligations;
•	all obligations representing the deferred purchase price of property; and
•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;
•	but senior debt does not include:

•	subordinated debt securities; and
•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.
Covenants
Under the terms of the indenture, a form of which is attached as an exhibit to the registration statement of which this prospectus forms a part, we covenant, among other things:
•	that we will duly and punctually pay the principal of and interest, if any, on the offered debt securities in accordance with the terms of such debt securities and the applicable indenture;
•	that so long as any offered debt securities are outstanding, we will (i) file with the SEC within the time periods prescribed by its rules and regulations and (ii) furnish to the trustee and holders of the offered debt securities all quarterly and annual financial information required to be furnished or filed with the SEC pursuant to Section 13 and 15(d) of the Exchange Act and with respect to the annual consolidated financial statements only, a report thereon by our independent auditors;
•	that we will deliver to the trustee after the end of each fiscal year a compliance certificate as to whether we have kept, observed, performed and fulfilled our obligations and each and every covenant contained under the applicable indenture;
•	that we will deliver to the trustee written notice of any event of default, with the exception of any payment default that has not given rise to a right of acceleration under the indenture;
•	that we will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, which may affect the covenants or the performance of the indenture or the offered debt securities;
•	that we will do or cause to be done everything necessary to preserve and keep in full force and effect our corporate existence and the corporate, partnership or other existence of certain of our subsidiaries whose preservation is determined to be desirable by our board of directors and material to the holders;
•	that we will, and we will cause each of our subsidiaries to, pay prior to delinquency all taxes, assessments and governmental levies, except as contested in good faith and by appropriate proceedings;
•	that in the event we are required to pay additional interest to holders of our debt securities, we will provide notice to the trustee, and where applicable, the paying agent, of our obligation to pay such additional interest prior to the date on which any such additional interest is scheduled to be paid; and
•	that we will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of the indenture.
Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:
•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;
•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;
•	our ability to make investments;
•	mergers and consolidations by us or our subsidiaries;
•	sales of assets by us;
•	our ability to enter into transactions with affiliates;
•	our ability to incur liens; and
•	sale and leaseback transactions.
Modification of the Indentures
Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:
•	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;
•	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;
•	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;
•	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);
•	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;
•	makes any change with respect to holders' rights to receive principal and interest, certain modifications affecting shareholders or certain currency-related issues; or
•	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default
Each indenture defines an event of default for the debt securities of any series as being any one of the following events:
•	default in any payment of interest when due which continues for 30 days;
•	default in any payment of principal or premium at maturity;
•	default in the deposit of any sinking fund payment when due;
•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;
•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and
•	events of bankruptcy, insolvency or reorganization.
An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.
There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.
In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.
Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.
Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge
The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or United States government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.
Defeasance of Certain Covenants
The terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.
A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.
Global Securities
The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.
We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interests through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.
So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.
The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.
Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.
We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street name, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:
•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;
•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or
•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.
Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository's relevant participating institutions to the applicable trustee.
In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee.
DTC, is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the SEC. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making "book-entry" changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.
DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC's customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries – either directly or through correspondent relationships.
To facilitate subsequent transfers, the debt securities may be registered in the name of DTC's nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC's records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.
Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.'s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.
If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participating institution in that issue to be redeemed.
To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution's interest in the global security or securities representing the interest, on DTC's records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC's records.
DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.
We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.
DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the SEC.
 The 2015 DTCC Board of Directors is composed of 19 directors serving one-year terms. Twelve directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions; of these, two directors are designated by DTCC's preferred shareholders, NYSE Euronext and FINRA. Three directors are from non-participants. The remaining two are the chairman, and the president and the chief executive officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase any of our debt or equity securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:
•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the number and type of our securities purchasable upon exercise of such warrants;
•	the price at which our securities purchasable upon exercise of such warrants may be purchased;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	if applicable, a discussion of any material United States federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.
Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.
The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the senior indenture or the subordinated indenture.
The purchase contracts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction.

DESCRIPTION OF RIGHTS
We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.
The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:
•	the exercise price for the rights;
•	the number of rights issued to each stockholder;
•	the extent to which the rights are transferable;
•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;
•	the date on which the right to exercise the rights will commence and the date on which the right will expire;
•	the amount of rights outstanding;
•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and
•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.
The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see "Where You Can Find Additional Information" of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more of our rights, purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:
•	the terms of the units and of the rights, purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;
•	a description of the terms of any unit agreement governing the units;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$23,240*
FINRA filing fee		$30,500*
Nasdaq listing fee	$	**
Legal fees and expenses	$	**
Accounting fees and expenses	$	**
Printing and engraving expenses	$	**
Transfer agent and registrar fees	$	**
Indenture trustee fees and expenses	$	**
Blue sky fees and expenses	$	**
Miscellaneous	$	**
Total	$	**

*	Previously paid.
**	To be provided by a prospectus supplement or as an exhibit to Report on Form 6-K that is incorporated by reference into this registration statement.
Legal Matters
The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States and Marshall Islands.
Experts
The consolidated financial statements of Seanergy Maritime Holdings Corp., appearing in Seanergy Maritime Holdings Corp.'s Annual Report (Form 20-F) for the year ended December 31, 2014, have been audited by Ernst & Young (Hellas) Certified Auditors-Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, (which contain an explanatory paragraph describing conditions that raise substantial doubt about Seanergy Maritime Holdings Corp.'s ability to continue as a going concern as described in Note 1d to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors-Accountants S.A. is 8B Chimarras str., Maroussi, 151 25 Athens, Greece and it is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified Auditors-Accountants, or SOEL, Greece with registration number 107.

Where You Can Find Additional Information
As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

Government Filings
We file annual and special reports with the SEC. You may read and copy any document that we file and obtain copies at prescribed rates from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.  Further information about our company is available on our website at http://www.seanergymaritime.com. The information on our website does not constitute a part of this prospectus.
Information Incorporated by Reference
The SEC allows us to "incorporate by reference" information that we file with it.  This means that we can disclose important information to you by referring you to those filed documents.  The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:
•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2014, filed with the SEC on April 21, 2015, and our Annual Report on Form 20-F/A filed with the SEC on April 30, 2015.
•	Our Current Report on Form 6-K, furnished to the SEC on July 15, 2015.
•	Our Form 8-A12B, filed with the SEC on September 19, 2007, registering our common shares, par value $0.0001 per share, under Section 12(b) of the Exchange Act, and any amendment filed thereto.
We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:
Seanergy Maritime Holdings Corp.
16 Grigoriou Lambraki Street,
2nd Floor, 166 74 Glyfada, Athens, Greece
011-30 2130181507 (telephone number)

These reports may also be obtained on our website at www.seanergymaritime.com. None of the information on our website is a part of this prospectus.
Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of any stock exchange on which our common shares may be listed in the future, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.